Exhibit 4.3

Translation for convenience only

Binding version is the original Hebrew

Unprotected Lease Agreement

Drawn up and signed in Tel Aviv on the ____ day of the month of___ _______, 2013

Between:               1. Zisapel Properties (1992) Ltd., Private Company No. 51-174168-8

2. Klil and Michael Properties (1992) Ltd., Private Co. No. 51-174159-7

(Hereinafter, jointly and severally: “The Lessor”)

Of the first part;

And:                       Radcom Ltd., Company No. 52-004345-6

Of 24 Raoul Wallenberg St. Tel Aviv

(Hereinafter: “The Lessee”)

Of the second part;

Whereas
the Lessor owns the rights of possession in a portion of the areas in the Ziv Towers located at 24 Raoul Wallenberg St., Ramat HaChayal, Tel Aviv, known as bloc 6638, parcel 616 (hereinafter: “the building”) and is authorized to lease the property as defined below; and

And Whereas
the Lessee wishes to lease from the Lessor, and the Lessor wishes to lease to the Lessee, by a lease that is not protected by the Tenant Protection Law, the leased property as defined below, in accordance with and subject to all the provisions of this agreement;

THEREFORE IT IS DECLARED, STIPULATED AND AGREED AS FOLLOWS:

1.	The preamble to this agreement constitutes a binding, integral and indivisible part of the agreement

2.	Definitions

In this agreement the terms specified below will have the meanings adjacent thereto:

“The Agreement:”	This agreement with all its appendices

“The Property”
Offices in an area of 1,545 sq. m. (gross) and protected floor space in an area of 23 sq. m. (gross) on the 4th floor of section A1 in the building, as marked on the blueprint in the parking spaces addendum to Appendix A as per Clause 7 below.

To remove any doubt, it is hereby clarified and agreed that for all intents and purposes, the property area pursuant to this agreement shall be considered as the gross property area as specified above, i.e. offices in an area of 1,545 sq. m. gross, with the addition of protected floor space in an area of 23 sq. m. gross, and that this area is final and cannot be appealed even if it transpires upon any measurement that it differs from the specifications above.

“Project Manager:”	Person certified in writing by the Lessor

“Index:”	The Consumer Price Index (including fruits and vegetables) published by the Central Bureau of Statistics, and should this index no longer be published – any other similar index

“Basic Index:”	The index for November, 2012 published on 15 Dec 2012 and which stood at 105.5 points

“Interest for delay:”
Monthly interest at the prime interest rate (as of the date on which the demand for payment of interest for delay was issued pursuant to this agreement), plus 1%, for each month or prorated portion thereof for a portion of a month

3.	Non-Applicability of Tenant Protection Law

3.1
It is explicitly warranted that the property is located in a structure whose construction was completed after 20 Aug 1968, and that this lease is effected with the explicit proviso that the Tenant Protection Law (combined version) of 1972, as well as other tenant protection laws, its regulations and decrees (hereinafter: “The Tenant Protection Law”), and any law conferring to the Lessee the status of a protected tenant shall not apply to the lease.

3.2
The Lessee warrants that it has not paid nor shall it pay to the Lessor key money or any other consideration for the lease that is not a rental amount, and the Lessee or anyone on its behalf shall not be a protected tenant in the property according to the law.

3.3
The Lessee warrants that all investments made thereby in the property, including equipment and facilities shall be made for its needs only, and it shall be barred from claiming that these investments are any type of key money or payment pursuant to Section 82 of the Tenant Protection Law (combined version) of 1972 or any payment granting it any rights of any kind in the property, and that it shall be barred from demanding of the Lessor sharing or a refund of expenditures, full or partial, for said investments.

3.4
The Lessee is aware that the property is leased to the Lessee, inter alia, on the basis of its declarations above, and it shall be barred from filing lawsuits or raising grievances of any kind in connection with its status as a protected tenant, or that it has more rights in the property than what is explicitly granted thereto in this agreement.

4.	The Lease

4.1
The Lessor hereby leases to the Lessee, and the Lessee hereby leases the property from the Lessor in a lease that is not protected by the Tenant Protection Law for the purpose of the lease only, for a period and under terms and conditions as specified in this agreement above and hereunder.

4.2
The Lessee warrants that it physically saw and inspected the lands on which the structure was built and its surroundings, and that it was able to inspect them from planning and legal aspects, as well as inspecting the property and/or its plans and/or specifications and/or the property blueprints, including the property’s and structure’s condition as of the conclusion of this agreement, and that it received from the Lessor and competent authorities all the information required, and that it found the building in compliance with the Lessor’s declarations and its needs, and that it hereby refrains from filing any grievance regarding compliance of the property and/or the structure with its needs and/or with the Lessor’s declarations and/or the quality of the property and/or any other grievance, except for hidden defects. The Lessor shall not be liable for changes and amendments made in the urban building plans that shall apply to the lands, if any, even if they were made prior to conclusion of this agreement. It is agreed that, in the event and as a result of changes and/or amendments made in the urban building plans applying to the lands, the Lessee shall be enjoined from continuing to lease the property pursuant to the terms and conditions of this agreement, and the Lessee shall be entitled to terminate this lease agreement immediately.

4.3
The Lessor warrants that, to the best of its knowledge, there is no planning and/or legal and/or any other impediment preventing the leasing of the property to the Lessee pursuant to the terms and conditions of this agreement. In addition, the Lessor warrants that it has no undertakings (including conditional undertakings) contradicting its undertakings pursuant to this agreement, and that its signature on the agreement or fulfillment of its undertakings pursuant thereto does not constitute a breach of the agreement or any other undertakings thereof.

5.	Delivery of Property and Adaptation Works

5.1
The Lessee leases the property from the Lessor as of the date on which this agreement is signed, in accordance with the provisions of the lease agreement signed between the parties on 1 March 2001 and a lease agreement for protected floor space signed between the parties on 30 Apr 2007, including the repair agreements and the addendum signed in relation to these agreements (hereinafter: “the previous agreements”), and by which the lease period expired on 31 December 2012. It is agreed that on the lease’s commencement date, as defined below, the previous agreements have expired.

Therefore, it is hereby clarified and agreed that pursuant to this agreement, the Lessee shall lease the property in its current condition (“as is”), and that it waives any grievance and/or claim pertaining thereto (except for hidden defects).

5.2
The Lessee shall plan and perform (following the lease’s commencement date) all works required for adaptation of the property to the purpose of the lease and its needs at its exclusive responsibility and expense, in accordance with and subject to all provisions, terms and conditions of this agreement, including the provisions, terms and conditions of Clause 14 below.

5A.	Initial Adaptation Works at Property

5A (1)
Adaptation works at the property shall be performed, as stated in this agreement above and hereafter, by the Lessee on its full responsibility and at its expense. However, it is agreed that subject to performance of the initial adaptation works (as defined hereafter) during the first six (6) months of the lease period, as defined hereafter (hereinafter: “period for performance of initial adaptation works”), pursuant to the provisions of this agreement, the Lessor shall share a portion of the cost for the initial adaptation works (as defined hereafter), in the amount of NIS 150,000 (one hundred fifty thousand New Israeli Shekels) plus VAT (hereinafter: “the Lessor’s share”), all subject to the provisions of this Clause 5. It is hereby clarified and agreed that the Lessor’s share amount shall not be linked to the Index.

5A (2)
The Lessor’s share in the cost of the initial adaptation works to be performed during the period for performing the initial adaptation works, as specified and defined above, shall apply only and exclusively to the initial adaptation works to be performed at the property in accordance with the provisions of this agreement and shall remain at the property on the date that it is vacated by the Lessee, and which constitute a change and/or enhancement and/or addition to the property’s infrastructures or systems and/or building addition, adaptation and finishing works. Adaptation works also include the relevant planning and/or consultants. To remove any doubt, it is clarified that the Lessor’s share, as stated, shall not apply to the purchase of mobile equipment such as furniture, kitchen appliances, computer equipment, communications et al (adaptation works specified in this clause shall be known above and hereunder as: “the initial permanent adaptation work”).

5A (3)
To remove any doubt, it is hereby clarified that the Lessor’s share may be lower than or equal to the actual cost of the initial permanent adaptation work, and that should the Lessor’s share be higher than the actual cost of the initial permanent adaptation work, then, as stated in this clause above, the Lessee shall not be entitled to any payment and/or refund of the difference between the actual cost of the initial permanent adaptation work and the amount of the Lessor’s share as specified above because, in the event that the cost of the initial permanent adaptation work exceeds the amount of the Lessor’s share , as defined above, the surplus price supplement shall be paid by the Lessee.

5A (4)
Subject to the remaining provisions of this agreement and the contents of this clause herein, the Lessor shall pay to the Lessee the Lessor’s share amount for planning and/or performing the initial permanent adaptation work, or any portion thereof, up to 45 days after final tax invoices are submitted to the Lessor for final and full payment effected by the Lessee to consultants and contractors. It is agreed that in the event that the Lessor is late in paying the Lessor’s share amount, or any portion thereof, for a period of up to 15 additional days (following the 45-day period stipulated above), such delay shall not be considered a breach of this agreement. The Lessor’s payment of its share amount shall be effected, as stated, against a tax invoice to be submitted by the Lessee to the Lessor.

It is clarified and agreed that payment of the VAT for the Lessor’s share shall be effected by the Lessor on the legal date for payment of VAT instead of together with payment of the Lessor’s share.

5A (5)
Notwithstanding the above, the hook-up to all building systems (air conditioning, electricity, water, etc.), inasmuch as the initial adaptation works include these, shall be coordinated with the management company and subject to its approval and directives.

5A (6)
During the initial adaptation works period, the Lessor, via the management company, shall provide a freight elevator with appropriate reinforced lining for use by the Lessee’s contractors for the purpose of transporting materials and employees. It is clarified that there is a total ban on use of the other elevators in the building. The Lessee is responsible for using the elevator with appropriate caution. The Lessee shall be liable for any damage caused to the elevator during and in connection with performance of works due to acts by the Lessee and/or anyone on its behalf, and it shall indemnify the Lessor upon its first demand for any actual expenditure imposed thereon in connection thereto.

5A (7)
The Lessee undertakes to remove promptly and in accordance with all management company instructions and directives any and all refuse belonging thereto from the property area and building and/or any of the contractors and/or anyone on its behalf in connection with performance of the works.

6.	Works in the Structure

6.1
The Lessee hereby and explicitly agrees that the Lessor shall be entitled to perform construction and other works in the structure and property during the lease period, and the Lessee shall have no grievance and/or demand and/or complaint whatsoever pertaining to performance of the works and/or building additions as stated, including everything involved therein and deriving therefrom, provided that none of these prevents reasonable use of the property by the Lessee or infringes on his rights pursuant to this agreement. Works that must be performed inside the property shall be performed by coordination with the Lessee five (5) business days in advance.

6.2
The Lessee undertakes to allow the Lessor and/or its representatives and/or its employees and/or anyone on its behalf the performance of any technical or other works or arrangements, including repairs, such as: laying pipes, cables, wires, sewage wells etc. in the property or any portions of the structure or shared property, or in the parcel of land on which the building stands. Actions that must be performed inside the property shall be performed, inasmuch as practically possible, by coordination with the Lessee five (5) business days in advance.

6.3
To remove any doubt, it is clarified that also following completion of the structure and following the delivery date, the Lessor shall be entitled to perform construction and other works in portions of the structure and/or the building that are not part of the leased property, including, but not limited to, development works, provided that such works do not impede the reasonable use of the property by the Lessee.

Furthermore, the addition of floors (stories) and/or portions of floors to and/or enlargement of the areas permitted for use of the structure and/or a change in the permitted designation of areas in the structure shall not be regarded as a breach of the Lessor’s undertakings as stated, provided that these do not constitute an impediment to the reasonable use of the property by the Lessee or its rights in accordance with this agreement.

6.4
The Lessor shall be entitled to effect changes in the structure’s and/or property’s plans if required to do so by any competent authority, provided that such changes do not impede the reasonable use of the property by the Lessee.

7.	Parking

During the lease period, the Lessee shall be entitled to use seventy-four (74) parking spaces that are neither reserved nor marked in the structure’s parking lot, of which seven (7) parking spaces are exempt from payment of rent only (but are not exempt from payment of all other relevant charges, including management fee and municipal taxes).

It is hereby clarified and agreed that parking in these parking spaces is permitted in any available parking space among those provided, from time to time, for the benefit of building tenants who lease rights to use unreserved parking spaces.

7.1
For use of the parking spaces, the Lessee shall pay to the Lessor rental fee as stipulated in Clause 10 below, as well as municipal taxes, management fee and any other payment as specified in this agreement.

7.2
In any case of termination or revocation of the lease, as the case may be, permission to use the abovementioned parking spaces will also be automatically revoked. The provisions of this agreement pertaining to the property shall also apply to the parking spaces.

7.3
The Lessee shall be entitled, subject to provision of written notice as specified hereunder, to reduce the number of parking spaces included in the property, and payment for use of the spaces shall be adjusted accordingly.

Should the Lessee’s notice regarding its desire to reduce the number of parking spaces, as stated, be received by the Lessor up to the 15th day of a calendar month, i.e. during the first half of the calendar month, the parking spaces as specified in the Lessee’s request shall be reduced as of the first day of the next calendar month. Should the Lessee’s notice be received by the Lessor during the second half of the calendar month, the parking spaces as specified in the Lessee’s request shall be reduced as of the first day of the calendar month following the next calendar month. The parties shall conclude a detailed agreement regarding any such revision in parking.

8.	Purpose of Lease

8.1
Without derogating from the above, the purpose of the lease is the management of dealings by a company that supplies communications solutions that include, inter alia, hardware manufactured and/or assembled by the Lessee at the property, as long as this does not create a nuisance for the building’s other tenants, and as long as the usage thereof does not deviate from the structure’s building permit.

It is the Lessee’s responsibility to obtain all licenses required for conducting its dealings at the property and placement of signs, if required. Failure to obtain these shall not constitute grounds for shortening the lease or withholding or reducing rental fee, even in the event that the business is closed as a result of such lack of license. The Lessor shall assist the Lessee in a reasonable manner, at the Lessee’s expense and whenever the Lessor is requested to do so by the Lessee, in obtaining the said licenses and/or permits required, provided that this does not result in imposition of any obligation, liability and/or expense whatsoever on the Lessor. The Lessee warrants that it is aware that operating the property in contravention of the lease’s purpose or without authorizations and/or permits required is liable to cause the Lessor extremely severe damages, including breach of the lease agreements with other tenants in the structure, and therefore, the Lessor shall be entitled, in addition to any other remedy, to obtain injunctions against any such improper operation of the property.

8.2	Nothing stated in this agreement shall be regarded as permission by the Lessor to the Lessee to use the property and/or conduct its dealings without a permit and/or while deviating therefrom.

8.3
To remove any doubt, and without derogating from what is stated, it is hereby agreed between the parties, that liability for conducting the Lessee’s dealings that contravene a lawful permit rests solely with the Lessee. It is also agreed that the Lessor shall not reach a settlement with any third party whatsoever regarding payments owed by the Lessee to said third party without the Lessee’s consent.

8.4
Inasmuch as the area of the property also includes protected spaces on each floor or area (hereinafter: “protected floor space”), the Lessee warrants and affirms that it is clearly aware that the protected floor space is intended to serve as a protected floor space and/or shelter, and it is forbidden to use it for any other purpose apart from taking shelter therein in case of attack, unless pursuant to a license from the competent authorities per any law, including the provisions of the Civil Defense Act – 1951.

The Lessee warrants and affirms that responsibility for obtaining the licenses required by any law for the purpose of its use of the protected floor space pursuant to this agreement rests exclusively with the Lessee, and the Lessee shall file no grievance with and/or demand and/or claim from the Lessor in this matter.

It is hereby clarified that right of usage of the protected floor space is subject to the instructions of the Home Front Command and the provisions of any law. Without derogating from the generality of the above, the Lessee undertakes to maintain the protected floor space and use it in accordance with the provisions of any law, the instructions of the Home Front Command and the instructions of the management company deriving from the provisions of any law.

Notwithstanding the above and what is stated hereunder, it is hereby agreed that the Lessee shall be entitled to return the protected floor space at any time via written notice to the Lessor thirty days in advance, and in such a case, lease of the protected floor space by the Lessee shall be terminated at the end of the calendar month following the month in which the notice was served.

In times of emergency, the Lessee undertakes to vacate the protected floor space at once and make it available to the public. To remove any doubt, it is clarified that also throughout the entire period in which the protected floor space is at the public’s disposal, the Lessee will continue to make all payments stipulated in this agreement and the management agreement pertaining to the protected floor space. The lessee shall not be entitled to any compensation or payment, and it waves all claims in connection therewith.

The Lessee shall be entitled to lock the protected floor space at its discretion, and provided that in such a case, it leaves a key with the management company. This key will allow entrance to the protected floor space during emergencies or for the purpose of conducting an inspection, following coordination in advance.

Should there be other protected floor spaces outside the property area (in addition the protected floor space leased to the Lessee as part of the property pursuant to this agreement), the Lessee warrants that it is aware that the Lessor is entitled, at its sole discretion, to grant rights therein to third parties, and as a result the Lessee shall raise no grievance with and/or file a claim against the Lessor.

9.	The Lease Period

9.1
Subject to fulfillment by the Lessee of all its obligations pursuant to this agreement, the Lessor hereby leases to the Lessee and the Lessee hereby leases the property from the Lessor for a period beginning on January 1st, 2013 (the: “commencement date of the lease”), until its conclusion on 31 December 2016 (hereinafter: “the basic lease period”).

9.2
Subject to fulfillment by the Lessee of all its obligations pursuant to this agreement, in their entirety and on time, the basic lease period shall be automatically extended for an additional subsequent lease period of twenty-four (24) months (hereinafter: “the extended period”).

The Lessee shall be entitled to notify the Lessor of its desire not to extend the basic lease period for the extended period, via registered letter to be delivered to the Lessor at least 4 months prior to conclusion of the basic lease period.

It is explicitly clarified herewith, that in the event that the Lessee notifies the Lessor up to 4 months prior to the last date of the basic lease period regarding non-extension of the agreement period for the extended period, as required in this sub-clause above, the option shall be null and void, and the Lessee shall not be entitled to utilize the extended period and continue leasing the property, including in the event that, for any reason whatsoever, the Lessee also continues to hold the property following conclusion of the basic lease period. In such a case, wherein the Lessee continues to hold the property even beyond conclusion of the basic lease period, despite having advised that it does not wish to exercise the option to extend the lease period, the Lessee must vacate the property immediately upon demand by the Lessor, except in the event that the parties reach another agreement in writing.

9.3
Notwithstanding the above, it is hereby agreed between the parties that the Lessee may also exercise the option available thereto pursuant to Clause 9.2 above regarding a portion of the property area by providing written notice to the Lessor four (4) months in advance, of its desire to reduce the property area during the extended period, provided that the area that the Lessee returns to the Lessor can serve for lease as an independent and integral unit that includes an independent kitchenette, separate restrooms and separate entrance, and which complies with rules to be determined by a safety consultant on the Lessor’s behalf.

9.4	During the extended period the rental fee shall be updated per Clause 10 below.

Subject to the above, all terms and conditions stated in this agreement shall also apply to the Lessee during the extended period. In this agreement, the basic lease period as well as the extended period shall be given the abbreviated term “the lease period.”

9.5
Subject to the Lessor’s right to evict the Lessee from the property as specified in this agreement, the Lessee shall not be entitled to terminate the lease and/or vacate the property and/or stop using it prior to the conclusion of the lease period. In the event and in spite of the above, the Lessee vacates the property prior to the conclusion of the said lease term, or stops using the property, the Lessee will nevertheless be liable for all its debts and payments regarding the entire property area until conclusion of the lease period.

9.6
Notwithstanding the above, since the Lessee is a public company, this agreement is thus subject to receipt of the appropriate authorizations in accordance with the provisions of the Companies Law – 1999 (hereinafter: “Companies Law”). Therefore, it is hereby agreed between the parties that only and exclusively in the event that the Lessee is unsuccessful in obtaining the authorizations required thereof pursuant to the Companies Law for the purpose of implementing the agreement by 30 Apr 2013, it shall be entitled to terminate the lease prior to the conclusion of the lease period, subject to advance and written notice of 30 days, and in such a case the lease shall be terminated no later than 31 May 2013 (hereinafter: “the early termination date”).

9.7
It is also hereby agreed between the parties that in the event that the Lessee terminates the lease period on the early termination date in accordance with Clause 9.6 above and inasmuch as adaptation works at the property were performed by the Lessee up to the early termination date, with monetary participation by the Lessor as specified in Clause 5A above, the Lessee shall refund to the Lessor all amounts paid thereby as sharing in the performance of the works, plus linkage differentials and interest, from the date of payment thereof by the Lessor until the date on which they are refunded, and this within 30 days from the early termination date.

To remove any doubt, it is hereby clarified that nothing in the provisions of this clause shall be construed as derogating from the Lessee’s obligations pertaining to evacuation of the property and its return to the Lessor pursuant to the provisions of Clause 22 below.

10.	Rental

10.1
During the basic lease period the Lessee shall pay to the Lessor for the property a monthly rental fee of $15 (fifteen US dollars) per sq. m. (gross) of office space in the property, as stipulated in Clause 2 above, plus an amount of $9 (nine US dollars) per sq. m. (gross) of protected floor space in the property, as stipulated in Clause 2 above, as well as $108 (one hundred eight US dollars) for right of use of each of the parking spaces in the property (except parking spaces exempt from payment of rent), as stipulated in Clause 7 above (together hereinafter: “the basic rental fee”).

10.2
At the beginning of the extended period, the rental fee shall be increased by 10% (ten percent) relative to the rental fee on the termination date of the basic lease period (hereinafter: “adjusted rental fee”). For purposes of brevity, the basic and adjusted rental fee shall hereinafter be called “the rental fee.”

10.3
The rental fee shall be converted to and paid in New Israeli Shekels according to the representative US dollar rate known on the date determined for effecting each and every payment pursuant to the provisions of this agreement.

It is hereby and explicitly agreed that notwithstanding whatever is stated anywhere else, under no circumstances and at no time shall the rental fee value in shekels be less than NIS 3.7 to one US dollar, which shall constitute the minimum exchange rate in relation to the rental fee (hereinafter: “minimum rate”).

11.	Payment of Rental Fee

11.1	The Lessee shall pay the rental fee per Clause 10 above in advance for every three (3) calendar months of the lease period, on the first day of each calendar quarterly period as stated.

11.2
All payments incumbent on the Lessee pursuant to this agreement shall be paid by the Lessee as stipulated above, as follows: 76% of each payment shall be paid directly to Lessor No. 1 and the remaining 24% shall be paid to Lessor No. 2. If the payment date falls on a non-business day, the payments shall be effected on next business day.

11.3
Payment by checks, confirmation of bank transfer and/or any other means of payment shall not be regarded as payment. Only actual clearance of the check and/or actual transfer of amounts to the Lessor by the bank shall be regarded as payment of the rental fee.

11.4
The Lessee shall pay the rental fee to the Lessor and shall effect all other payments owed thereby pursuant to this agreement, for the entire lease period, even when, due to a reason for which the Lessor is not responsible, the Lessee uses only a portion of the property and/or only a portion of the time, whether willingly or unwillingly.

11.5
The Lessee hereby waives any grievance and existing or future grounds for the offset of any amount, allotted or not, from the rental fee and/or management fee and/or any other payment due to the Lessor and/or management company pursuant to this agreement. Furthermore, it is agreed that the Lessee shall not be entitled to condition payment of the rental fee and/or management fee and/or any other payment due to the Lessor and/or manage company pursuant to this agreement, upon prior fulfillment of any of the Lessor’s and/or management company’s undertakings.

11.6
It is agreed that receipt of any payment from the Lessee by the Lessor shall not constitute an acknowledgment by the Lessor in connection with fulfillment of the Lessee’s other obligations vis-à-vis the Lessor and shall not preclude any grievance by the Lessor vis-à-vis the Lessee, if any.

11.7
In any case wherein the Lessee owes the Lessor several charges, the Lessor shall have the right to determine at the time of payment, at its discretion, the charge to the account of which the amount paid will be entered.

12.	Other Payments and Supply of Electricity to the Property

In addition to all other payments specified in this agreement, including management fee, all the following payments shall incumbent on the Lessee for the entire lease period:

12.1
All taxes, municipal charges, fees and levies, municipal and governmental, of all types that apply and that shall apply to whomever holds the property and/or that are imposed on the holder of the property specifically for use of the property, including, but not limited to, general municipal fee and other municipal taxes and/or those charges involved with the property (including parking spaces) and/or operation and/or use and/or maintenance thereof and/or the business conducted by the Lessee at the property and/or the purpose of the lease, including corporate tax, signage tax, fees and licenses for the business and management thereof, as applicable from time to time. The Lessee shall effect any payment stipulated in Clause 12 above and hereafter on the date determined for said payment. Should the Lessee fail to act as stated, the Lessor shall be entitled, subject to advance written notice, to effect such payment in the Lessee’s stead. In such circumstances, the payment shall be regarded as the Lessee’s debt for rental fee for all intents and purposes.

Exceptional garbage collection charges, if any, shall apply to the Lessee.

12.2	All fees and payments relating to electricity consumption at the property:

The Lessee warrants that it is aware that the Lessor is the exclusive holder of rights vis-à-vis the Israel Electric Corporation Ltd. (hereinafter: “the Electric Corp.”) in everything pertaining to receipt of electricity in the building, since the electricity supply to the building is in bulk, and since, for this purpose, it undertook to place the electricity room in the building at the Electric Corporation’s disposal and maintenance in accordance with the contract between the Lessor or anyone on its behalf and the Electric Corp., and the Lessor is the party that regulates  the electricity to low voltage for use in the building.

In view of the above, the Lessor hereby undertakes to supply electricity to the property, from time to time, under the Electric Corporation’s terms and conditions as follows:

(A)
The Lessee hereby waives, totally, absolutely, finally and irrevocably, its right to engage with the Electric Corp. in any and all matters pertaining to the supply of electricity to the property, and it hereby warrants and undertakes that the exclusive legal party pertaining to the supply of electricity to the property is the Lessor only (or, at the Lessor’s request – the management company), and that it does not and shall not have, and that it hereby waives, totally, absolutely, finally and irrevocably, any and all claims against the Electric Corp. in everything pertaining to the supply of electricity to the property.

(B)
The Lessee shall not be entitled to request a direct supply of electricity from the Electric Corp. and/or any other party except the Lessor and it will also not be entitled to contact the Electric Corp. to request installation of a separate meter or effect payment directly to the Electric Corp.

(C)	The Lessee shall have no claim on any grounds whatsoever against the Electric Corp. for failure to supply electricity or disruptions in the electricity supply.

(D)
Without derogating from the above, should electrical equipment or electricity of any kind be installed by the Lessee, it will not be entitled to file any grievance or claim whatsoever due to interruption of electricity and/or disruption in the supply thereof.

(E)
The Lessor shall be entitled to visit the property at any reasonable time and inspect any electrical device and equipment connected to the electricity grid for the purpose of testing their safety and compliance with accepted safety standards as well as consumption practices, as shall be determined from time to time. Should an electrical engineer on behalf of the Lessor, and who renders similar service to the Lessor in relation to all Lessees, believe that changes should be effected in the electrical system inside the property, or that any electrical equipment installed in the property is liable to cause damage to the electricity supply and/or that it constitutes a safety hazard or risk and/or it does not meet accepted safety standards and/or the load that it is liable to place on the electrical system could disrupt its operation or lead to excessive monetary expenses, then the engineer shall demand repair and/or replacement and/or modification of the system or equipment as applicable, and the Lessee undertakes to employ, at its expense, all required measures at the earliest possible opportunity. The Lessee shall be liable for any damage caused to the Lessee and/or the Lessor and/or the property and/or equipment and to the building systems as a result of operating a non-standard electrical device or appliance.

(F)	Without derogating from anything stated anywhere else, the electrical supply to the property and/or other locations in the building may be interrupted and/or restricted in the following instances:

- Any interference or disruption in the electricity flow from the Electric Corp. to the building for any reason

- In any case of danger or suspicion of danger to people or property

- In any other case wherein an electrical engineer on the Lessor’s behalf calls for interruption of the electricity

The Lessor shall coordinate with the Lessee in advance regarding expected cuts and/or disruptions in the electricity supply, except for events beyond its control and/or urgent cases.

(G)
The lessor shall employ reasonable and accepted measures to prevent interruption and/or disruption in the electricity supply to the property. The Lessor shall act quickly and efficiently to resume the electricity supply fully or partially at the earliest possible opportunity.

(H)
The Lessor is entitled to conduct inspections, tests, regular maintenance and repairs of the electrical appliances and all equipment connected with the electrical system, as it shall deem appropriate from time to time, and for this purpose it will be entitled, from time to time and subject to written notice 14 days in advance (except in urgent or unforeseen cases), to disconnect the electricity supply to the property and/or the building partially or fully. The Lessor shall endeavor to shorten the duration and frequency of such power cuts as much as possible. The Lessee hereby waives all grievances or claims in this matter.

(I)
The Lessee hereby undertakes to pay the Lessor (or, at the latter’s request, the management company) for electricity consumption at the property throughout the lease period, in accordance with the reading from the electricity meter on the property and the Electric Corporation’s load-time rate for low voltage, as shall prevail on the billing dates from time to time.

(J)
Electricity bills as stated shall be paid to the Lessor or management company (as per the Lessor’s instructions) each and every month on the dates and in the manner to be determined by the Lessor from time to time.

(K)
The Lessor must pay the Electric Corp. for electricity supplied to the building regardless of whether the Lessor successfully collects the amounts for electricity consumption from the tenants. Therefore, the Lessee hereby agrees that the Lessor (or management company) shall be entitled, following written notice of at least seven (7) days in advance, during which the breach was not rectified, to disconnect the electricity supply to the property due to non-payment for electricity consumption by the Lessee as stated, non-transfer in full and on time of any other payment owed by the Lessee pursuant to this agreement and in any event of the Lessee failing to vacate the property pursuant to the provisions and terms and conditions of this agreement in connection thereto, at the end of the lease period and/or upon lawful revocation of this agreement and in any case of material breach of this agreement by the Lessee, with the proviso that, for the purposes of this Clause, it shall not be considered a material breach of contract unless it is a breach regarding which written notice was given to the Lessee, and same did not rectify it on time. The Lessee hereby explicitly exempts the Lessor from any liability for any loss and/or damage and/or monetary loss liable to be caused thereto as a result of cutting the electricity supply in the circumstances specified above.

(L)
Notwithstanding the above, if, for any reason whatsoever, there is no bulk electricity supply to the building or the Lessor asks to connect the property or part of the building to ordinary electricity supply (instead of bulk), whether permanently or temporarily, then at the Lessor’s request, the Lessee shall engage directly with the Electric Corp. in any and all matters relating to supplying electricity to the property and its consumption by the Lessee, and the contents of this Clause shall be revoked or amended, as applicable, and all Electric Corp. stipulations and rules pertaining to engagement with and supply of electricity shall apply to the Lessee. The Lessee shall bear all expenses involved in the contents of this clause above. Should the Lessor ask to restore bulk electricity supply to the Lessee, the Lessee shall act as required.

(M)
Without derogating from the remaining provisions of the contract in regard to effecting changes in the property, and as a special and fundamental provision in the contract, the Lessee hereby undertakes not to perform works and/or effect any changes whatsoever in the electrical system on the property and/or in the building and/or in any component thereof, without receiving the Lessor’s advance written consent and subject to the terms and conditions of said consent.

(N)
In the event that, as a result of any law, regulation, decree or action by a governmental or other competent authority, there shall be a need, in the Lessor’s opinion, to effect any changes whatsoever in the property’s electricity supply system, the Lessor shall effect all such changes, and the Lessee shall have no grievance of any kind due to introduction of said changes, provided that said changes do not infringe upon the Lessee’s rights pursuant to this agreement. The Lessor shall coordinate performance of said adaptation works with the Lessee, except for urgent situations.

(O)	Deleted

(P)
The Lessor shall not be liable or indebted for any damage, including direct and/or resultant and/or indirect damage incurred by the Lessee or any other party, institution or corporation due to interruption of electricity supply and/or air conditioning to the property by the Lessor due to non-payment by the Lessee on time as stated above.

(Q)
The Lessee hereby waives, totally, absolutely, finally and irrevocably, any right to sue the Lessor and/or management company for electricity cuts to the property and/or building and/or interruptions in this supply and hereby exempts the Lessor, explicitly, from any liability for any loss and/or damage and/or monetary loss liable to be caused thereto due to disruptions in the power supply to the property. Notwithstanding the above, the Lessor shall not be exempt from said liability should the damage be caused due to a malicious act and/or malicious oversight by the Lessor and/or anyone acting on its behalf.

(R)
Notwithstanding what is stated anywhere else, even if the Lessor is found liable for damages caused to the Lessee or any third party in connection with this agreement, including in connection with supply or non-supply of electricity to the property and/or other parts of the building, in any case the Lessor and/or management company shall not be liable for indirect and/or collateral damages and/or damages that are not monetary, except if said damage was caused as a result of a malicious act and/or malicious oversight by the Lessor and/or anyone acting on its behalf.

12.3
Gas services – the Lessee is aware of and hereby agrees to the fact that it is not possible to connect the property to a gas system of any kind, and it hereby undertakes not to connect the property to a gas system and not to make any use whatsoever of gas at the property.

12.4
Maintenance and management services – in accordance with stipulations in Clause 16 hereunder and pursuant to the remaining provisions of this agreement and its appendices, including the management agreement.

12.5	All payments and expenses for the supply of water (it is clarified that the charges for water consumption are included in the management fee), sewage and phones in the property.

12.6
The Lessee shall not be entitled to request an exemption from or discount on property rates for an empty asset due to leased property, and it warrants that it is aware that the right to apply for an exemption from or discount on property rates for an empty asset due to leased property (for any reason whatsoever) belongs to the Lessor only. In any case that the Lessee breaches this undertaking thereof, the property rate not paid by the Lessee as stated shall be a debt owed to the Lessor by the Lessee, and the Lessor shall be entitled to collect this debt in any manner it sees fit, including utilization of the collateral provided by the Lessee.

12.7
The Lessee undertakes to inform in writing the local authority and all other relevant parties that it has leased the property. Shortly after commencement of the lease, the Lessee undertakes, should the Lessor so instruct it and as shall be instructed, to transfer in the Lessee’s name the telephone and municipality bills and/or any other payment relating to any payment and/or tax that applies to the property and/or use thereof, and which the Lessee must pay pursuant to this agreement. Immediately upon the conclusion of the lease period, the Lessee shall return said bills to the Lessor’s name or, at the Lessor’s express written request, shall transfer them in the name of a new Lessee that will lease the property. All such actions by the Lessee shall be at the Lessee’s responsibility and expense.

12.8
In the event that any of the amounts that must be paid by the Lessee to the Lessor pursuant to Clause 12.1 above is based on the bill relating to the entire building or area in the building that includes the property or portion thereof, the Lessee shall pay to the Lessor the appropriate prorated amount from the entire bill amount, provided that for purposes of calculating the Lessee’s prorated amount in such payments, the ratio between the property and the entire building areas to which the bill relates is taken into account.

12.9
The Lessee undertakes to see to cleaning and maintaining the property itself and at its expense. It is also agreed that the care and maintenance of the electricity boxes outside the property are the Lessor’s responsibility, except for in the event that said care and/or maintenance are required in connection with the use of or activity in the property.

13.	Value-Added Tax

The Lessee undertakes to pay to the Lessor value-added tax in addition to and together with the rental and management fee payment, including linkage differentials deriving therefrom and/or interest for delay, as well as any additional payment owed to the Lessor for payment pursuant to this agreement and/or that the Lessor paid for the Lessee, and the Lessee is obligated to reimburse the Lessor, all against a lawful tax invoice.

The contents of this Clause are in force even in the event that another tax is imposed or levy added to the VAT or is replaced and/or any other tax that may be lawfully imposed shall apply to any payment that the Lessee is required to effect pursuant to the provisions of this agreement. The VAT shall carry the same weight as the rental fee for all intents and purposes. It is hereby agreed that in the event that any new and substantial tax applying to the Lessee is imposed, the Lessee shall have the option of concluding the lease period pursuant to this agreement, following written notice of 4 months in advance.

14.	Changes in the Property

14.1
At its expense and on its responsibility, and following receipt of the Lessor’s written consent in advance, the Lessee is entitled to perform work and/or changes that it requires for erecting and/or moving stationary or mobile internal partitions, installing a telephone system, air conditioning, plumbing, electricity and/or communications for hook-up and installation of its machinery, computers and equipment, as well as any additional or other work or modification necessary (in the Lessee’s opinion) for conducting its dealings at the property, except for changes that are liable to damage its construction, walls or water, air conditioning and electrical systems and/or changes affecting the building’s appearance, both internal and external, or the reasonable use of the structure by those using its other units. The Lessor warrants that it shall not refuse implementation of such changes, except on reasonable grounds.

It is hereby agreed that the Lessor’s consent to performance of works and/or implementation of changes as specified above shall be provided under the following cumulative terms and conditions:

14.1.1
Receipt of the Lessor’s approval for the plans and specifications of the abovementioned work, in advance and in writing. It is agreed that the Lessee will forward the plans and specifications for inspection by a safety consultant to be designated by the Lessor, in advance and in writing. It is agreed that the Lessee shall bear fee and all expenses and/or costs connected with the safety consultant’s inspection of the plans and specifications stated above.

14.1.2
The Lessor and safety consultant, as stated above, shall have the right to demand modifications to the plans, specifications and details of the works, and the Lessee undertakes to modify them pursuant to the Lessor’s and safety consultant’s requirements, and commence work only after the Lessor and safety consultant have approved them in writing. Furthermore, the Lessee hereby undertakes to present the abovementioned safety consultant’s approval of these works to the Lessor at the conclusion of said works and as a condition for use of the property.

14.1.3
Provision of the Lessor’s approval for performing the works is conditional, in addition to the above, on the Lessee delivering to the Lessor copies of the insurance policies pursuant to the provisions of Clause 18 below.

14.1.4
All works shall be performed by skilled professionals according to accepted standards at shopping centers and office buildings of this type in Israel, as well as in accordance with Israeli standards and pursuant to any law, at the Lessee’s expense and sole responsibility, and subject to all directives from the Lessor or anyone acting on its behalf.

14.1.5
The Lessee shall perform the works at the property in a manner and fashion that does not create a disruption in the activity conducted in any part of the structure and/or to the other lessees, and it undertakes to strictly fulfill all instructions from the Lessor and Electric Corp., and to employ all means to prevent such disruption. Furthermore, the Lessee hereby undertakes to instruct all its contractors, supervisor and anyone acting on the Lessee’s behalf in connection with performance of the initial adaptation works to sign the Electric Corporation’s Procedures for Performance of Adaptation Works per the text attached as Appendix C to this agreement, and to work pursuant thereto, and the Lessee shall be responsible for same.

14.1.6
The Lessee shall be liable for any damage caused during and resulting from performance of the works at the property, for all persons and effects, including the structure and/or the property and/or other lessees and/or other lessors and/or the Lessor and its representatives, whether the works were performed by the Lessee itself or by anyone on its behalf, and whether or not they were approved by the Lessor or anyone on its behalf.

14.1.7
It is clarified that the contents of this Clause 14 (including, but not limited to approvals by the Lessor and/or anyone on its behalf and/or under their supervision) shall not be construed as imposing any liability on the Lessor and/or the Electric Corp. and/or anyone acting on their behalf in connection with the works, including planning of said works and/or their quality and/or their suitability to the Lessee and its needs and/or the timetable for implementation and completion thereof, and the Lessee hereby exempts the Lessor, Electric Corp. and all those acting on their behalf from any liability for same and waives all grievances and claims in connection therewith.

14.1.8
The Lessee agrees and affirms that any amount paid for effecting the changes in order to adapt the property to its needs, as stated above, shall not grant it a right vis-à-vis the Lessor to a refund or payment whatsoever for the amounts paid and/or changes that it effected – neither during the lease period nor upon evacuation of the property, nor after said evacuation, whether or not the Lessor required the Lessee to restore the property to its original condition prior to implementation of the changes. It is clarified that in the event that the Lessor does not require the Lessee to restore the property to its original condition, the changes shall remain under the Lessor’s full ownership, and the Lessee shall not be entitled to any consideration for same, even if these also enhanced the property. To remove doubt, the Lessor is entitled to condition performance of the said works on removal thereof upon completion of the lease period or evacuation of the property and restoration of the property to its condition prior to performance of the works. All expenses involved in performance of said works and restoration of the property to its condition prior to the works shall be at the Lessee’s expense and responsibility.

14.1.9
The Lessee shall obtain, at its expense, the licenses, authorizations and permits required for performance of the works from the competent institutions and authorities, inasmuch as they are required, and provided that said permits, licenses and authorizations are required from the Lessor as a user and/or holder of the property and/or as the party performing the works at the property.

14.2
Immediately upon completion of the works as stated in this Clause, and no later than 14 days from the completion date of the works, the Lessee undertakes to deliver updated “AS MADE” plans of all the works and/or changes performed to the Lessor and/or management company.

14.3
Commencing on the date that this agreement is signed, Mr. / Ms. Mickey Schillinger shall be in charge of safety at the property on the Lessee’s behalf, and s/he shall be responsible, on the Lessee’s behalf, for obtaining all authorizations and complying with all standards necessary for meeting firefighting requirements, as shall be from time to time, including (1) receipt of authorizations from all manufacturers of materials and performers of the works pursuant to Clause 14.1 above in regard to their compliance with the standards, immediately upon conclusion of the works and transfer thereof to the Lessor upon its first demand, (2) issuance of a confirmation to the Lessor, immediately upon demand thereby, regarding compliance of the electricity works, firefighting and detection systems, firewalls, areas and doors performed at the property by the Lessee and/or anyone on its behalf, with fire safety standards and (3) regular care and maintenance of the escape routes to and from the property so that they are clear at all times.

The security officer shall be available at all times at telephone # ___________ and ______________. The Lessee is entitled to change the safety officer’s identity upon written advance notice to the Lessor.

The Lessee is liable for any damaged caused to the property and/or any person and/or entity and/or possessions due to non-fulfillment of instructions and/or safety and defense procedures at the property, pursuant to the provisions of this agreement and directives of all relevant authorities.

In the event that the Lessee does not uphold its undertakings in full pursuant to Clause 14.3 above, the Lessor shall be entitled (but not obligated) to perform the actions and fulfill the undertakings applying to the Lessee, or any portion thereof, as stated, and the Lessee shall refund to the Lessor all costs actually expended for this purpose, immediately upon first demand, in accordance with the stipulations of said demand and subject to receipt of written documents attesting to payment of the costs. Nothing in this clause shall be construed as derogating from the Lessee’s obligation to uphold and fulfill its undertakings pursuant to Clause 14 as stated and/or derogating from the Lessee’s liability as stipulated in the abovementioned clause.

15.	Use of the Property

Without derogating from the validity of the remaining provisions of the agreement, the Lessee undertakes as follows:

15.1
To conduct the work only and solely within the confines of the property and to use the property only and solely for the purpose of the lease and for no other purpose, while strictly following all instructions from the Lessor and management company, including instructions regarding transport of merchandise to and from the property and all provisions of the management agreement. The Lessee undertakes that all its business associates, guests and representatives shall adhere strictly to all instructions from the Lessor and management company.

15.2
The Lessee undertakes to use the property, facilities and equipment therein and/or in the structure (outside the property) in a careful and reasonable manner and to ensure that throughout the entire lease period, the property and all facilities associated therewith remain in proper, operative, orderly and clean working condition. The Lessee shall refrain from causing any damage or malfunction to the facilities in the structure due to its use thereof and/or due to acts of commission or omission by the Lessee and/or its employees and/or vendors and/or customers and/or anyone else acting on its behalf.

15.3
To maintain the cleanliness of the property and its surroundings and not to place and/or keep any other equipment, inventory, personal effects and/or objects whatsoever in the property’s and/or structure’s yard and/or other area outside the property, and not to use any part of the property, save for the property itself, for any purpose whatsoever, except for purposes of access to the property.

15.4
It is hereby clarified that the Lessee shall not be entitled to install in the property dining rooms, kitchens, kitchenettes and the like, unless it receives advance written approval for these from the Lessor, and if it receives such approval, it shall be entitled to operate only in accordance with the terms and conditions, if any, to be stipulated in said approval.

If, contrary to this clause, any personal effects belonging to the Lessee are found outside the property and the Lessee fails to remove them upon the Lessor’s first demand, the Lessor shall be entitled, but not obligated, to remove such effects from the structure and/or area, at the Lessee’s expense, and the Lessor shall not be liable for their soundness.

Failure by the Lessor to exercise its rights above shall not be construed as its consent to keeping such personal effects outside the property, nor as conferring to the Lessee a right to add to and keep the effects there, nor preventing the Lessor from taking any action to which it is entitled by law and/or by the terms and conditions of this agreement.

15.5
Not to create any nuisance, bother and unpleasantness, including noise, pollution and other hazards that deviate from reasonable and accepted standards while remaining mindful of the nature of the structure, other lessees in the structure, persons in or visiting the area in which the Lessee is located, neighbors and/or the surrounding areas.

15.6
The Lessee hereby undertakes that in the event that, in the Lessor’s opinion at any time, there are unseemly odors and/or noises of any kind emanating from the property, then, immediately upon the Lessor’s demand, the Lessee shall install at the property, on the Lessee’s responsibility and at its expense, systems to neutralize the odors and/or noises to the Lessor’s satisfaction. These systems shall be operated during all hours of the Lessee’s business activity at the property, and the Lessee undertakes that these systems and/or their operation and/or anything else involved therein shall not constitute any nuisance whatsoever and/or create any noise whatsoever for the upper floors of the property or the areas adjacent to the property.

15.7	Deleted

15.8
The Lessee undertakes to adhere to instructions from the Lessor, management company and/or anyone on their behalf in everything pertaining to steps that it is to take and devices to install in order to prevent disturbances, dirt, odor, smoke, noise and any other nuisance deriving from its business at the property, on the Lessee’s responsibility and at its expense. In the event that a nuisance of any kind is discovered as specified above, the Lessor is entitled to take action to remove the nuisance and charge the Lessee for expenses paid for removal of the nuisance.

15.9	The Lessee hereby undertakes not to inject into the sewage system or cause injection thereto, of waste whose properties do not comply with Ministry of Health statutes on this matter.

15.10
In the event that the Lessee usually and regularly produces an amount of refuse and/or waste that deviates from reasonable and accepted standards vis-à-vis the purpose of the lease and use of the property made by the Lessee, the Lessor shall be entitled to charge the Lessee for the special costs of removing the refuse from the structure in which the property is located.

15.11
The Lessee hereby undertakes and agrees not to enter the air conditioning rooms in the structure, which are operated only and exclusively by the management company. Should the Lessee violate the provisions of this clause, thus causing damage to the air conditioning system, the Lessee shall bear the full costs of repairing the damage.

15.12
To obey fully all laws, regulations and bylaws that apply and/or shall apply to use of the property and the business, works and actions conducted therein during the lease period by the Lessee or anyone on its behalf, and to be liable vis-à-vis the institutions and governmental and municipal authorities for payment of any fines whatsoever due to non-fulfillment of this clause’s provisions. It is clarified that no liability shall be imposed on the Lessee regarding laws, regulations and bylaws applying to the Lessor in its capacity as owner of the property, and that are not connected with use of the property and/or business, actions or works conducted therein by the Lessee or anyone on its behalf.

15.13	The Lessee shall conduct its business at the property under strict adherence to all procedures and directives to be determined by the management company from time to time.

15.14
To use solely and exclusively for access to the property the access routes that are marked in the approved plan and will exist in the future, to park vehicles and transport vehicles in the designated parking spaces, and not to use any motorized or other vehicle liable to damage the access routes and parking areas, and to follow directions to be issued by the Lessor from time to time regarding access and parking arrangements within the parking lot area.

15.15	The Lessee undertakes to ensure that its vendors also obey the Lessor’s instructions regarding access routes to the property, as well as delivery of goods and equipment.

15.16
To remove doubt, in any event that the Lessee, or its vendor, or anyone on its behalf violates the abovementioned directives, the Lessor shall be entitled to prevent passage or access to the property and the Lessee shall express no grievance in the matter.

15.17	To effect all payments due therefrom to the Lessor and/or to the competent authorities punctually on the dates stipulated for payment thereof.

15.18
To enable the owner and/or Lessor and/or their representative to visit the property at any reasonable time and, whenever possible, subject to coordination in advance, and to inspect its condition and use made thereof in order to ascertain the extent of compliance with the provisions of this agreement and/or in order to perform the actions and employ the measures stipulated in this agreement or any law, and which require entering the property, including:

15.18.1	Effecting within the confines of the property repairs necessary for the needs of the structure or any part thereof

15.18.2	Performing building and/or demolition works that the Lessor is entitled to perform pursuant to this agreement

15.18.3	Showing the property to potential buyers and/or Lessees

15.18.4
In the event that some of the structure’s systems are located such that access thereto is via the leased property, the Lessee shall enable the Lessor and/or its representative access to said systems at all times, for the purpose of repair and inspection thereof, and for this purpose the Lessee shall provide the Lessor with a key to the property that will allow entry thereto for the purpose of performing said repairs and inspections.

15.19
To follow the Lessee’s and competent authorities’ instructions regarding procedures for firefighting and fire prevention, civil defense, safety and security and to purchase, at its expense, pursuant to directives of the above bodies, all prevention and safety equipment required for implementation and maintenance of the above directives, and connect it to the floor’s dispatch center.

15.20
Upon the Lessor’s demand, to demolish and/or modify any addition or change introduced by the Lessee at the property and/or in the structure that were built contrary to the provisions of this agreement and to restore the property to its former condition, all at the Lessee’s expense.

15.21
The Lessee hereby undertakes neither to hang nor to affix notices, signs and/or other advertising material in the area and/or in any part of the structure. Signing, placement, type, size and form thereof shall be determined by the Lessor at its sole discretion, and they shall be installed by the Lessor at the Lessee’s expense. The Lessor or management company shall be entitled to remove and withdraw any sign or placard hung by the Lessee in contravention of the contents of this Clause above.

15.22
To remove doubt, it is hereby explicitly clarified that the Lessee shall not be entitled to install air conditioners or any other electromechanical equipment in the walls and/or windows of the property.

16.	Maintenance and Repairs

16.1
In exchange for payment of the amounts stated in Clause 16.3 hereunder, the Lessor shall provide the building with maintenance services specified in Clause 16.2 hereafter (hereinafter: “the maintenance services”) itself and/or via the management company, pursuant to the terms and conditions specified hereunder and in the management agreement. In case a management company has not been designated and/or established, the Lessor shall serve as the management company for purposes of this agreement and the management agreement.

Upon signature of this agreement and as a condition for signature thereof, the Lessee undertakes to sign an agreement with the management company for the entire lease period, with wording to be determined by the Lessor from time to time, and to sign any update and/or addendum of any kind to the agreement, as shall be required in the management company’s and/or Lessor’s opinion, and provided that the amendment applies to all lessees of the same type (above and hereinafter: “the management agreement”), and it undertakes to uphold all provisions of the management agreement and meet all its obligations pursuant to the management agreement. The management agreement is appended to this agreement as Appendix D. Failure to conclude a management agreement, or breach of the management agreement shall be regarded as a breach of this agreement by the Lessee, and it is explicitly clarified that non-payment of management fee to the Lessor or management company as arranged and on their specified dates shall be regarded, inter alia, as a material breach of this agreement by the Lessee. Furthermore, it is clarified that the internal cleanliness of the property is not included in the services that the Lessee shall receive from the Lessor or management company.

16.2	The maintenance services to be provided by the Lessor and/or management company shall be of the type, scope and conditions as specified below:

16.2.1
Maintenance of the structure, maintenance of mechanical systems, public plumbing, public sewage, public electricity, maintenance of elevators, gardening, maintenance of public signs and cleanliness of public areas.

Air conditioning services that include maintenance services of the central cooling system including ventilation outlets and provision of central cooling services; air conditioning systems shall operate Monday through Thursday, from 7:00 until 20:00.

It is clarified and agreed that the Lessor undertakes to provide central air conditioning services in the public areas, as well as care and maintenance of the air conditioning system’s end units (fan coolers/cooling fans) that are inside the property.

To remove doubt, it is explicitly clarified herewith that subject to the Lessor’s undertaking to maintain and repair malfunctions in the central air conditioning system as well as the end units (fan coolers/cooling fans) inside the property, if any, the provisions of this agreement shall not be construed as imposing thereon any liability whatsoever for interruptions liable to occur in the operation of air conditioning appliances whether because of breakdowns, maintenance actions or any other reason without exception, and the Lessee shall not be entitled to demand and/or receive from the Lessor any compensation and/or damages and/or any payment for any reason.

The Lessor shall endeavor to prevent malfunctions in the air conditioning system, above and beyond what is reasonable, and as infrequently as possible, and should any such breakdowns occur, handling of the breakdown shall commence within four (4) hours from the time that the breakdown was reported.

16.2.2	Environmental maintenance – to an extent to be determined from time to time by the Lessor, at its absolute and sole discretion.

16.3
In exchange for maintenance services, excluding electricity charges for air conditioning, the Lessee shall pay to the Lessor or management company, according to the Lessor’s choice, in addition to the rental fee specified in Clause 10 above, the management fee as specified in the management agreement (above and hereinafter: “management fee” or “maintenance fee”).

The Lessee shall pay the management fee as specified above to the management company, in advance, for each calendar quarter during the lease period, together with payment of the rental fee.

16.4	Together with payment of the management fee, the Lessee shall pay the VAT applicable to such payments.

16.5	To remove doubt, it is agreed that the Lessor and/or management company shall not be regarded as the “guardian” of the property and/or its contents as pertains to the Guardians Act – 1967.

16.6
The Lessee undertakes to maintain the property and all its systems in good working order as it received same from the Lessor. The Lessee undertakes to effect repairs and conduct regular maintenance at its expense and on its responsibility, including repair of any breakdown or damage caused to the property by the Lessee, its employees, emissaries, visitors or customers. It is hereby clarified that the Lessor is not and shall not be liable for wear and tear caused to the property due to regular use of the property.

16.7
Maintenance of the property and all repairs therein shall be conducted by the Lessee at its expense via certified and skilled professionals, and under close supervision by the Lessee at its expense. The Lessee undertakes to notify the Lessor and/or management company, immediately and without delay, of any loss, breakdown or damage caused to the property or any part thereof. Any such breakdown or damage caused in connection with the maintenance and/or use of the property by the Lessee, its employees, emissaries, visitors, customers or anyone else on its behalf at the property, shall be repaired immediately by the Lessee, at its expense and after reporting any material breakdown or damage to the Lessor and receiving its approval for the measures intended to be taken. In the event of a breakdown or damage the repair of which cannot be delayed until submission of the report to the Lessor and receipt of its approval, the Lessee shall repair whatever requires such repair and report to the Lessor immediately afterwards. It is clarified that nothing in this Clause (including, but not limited to, approvals by the Lessor and/or management company and/or anyone on its behalf) shall be construed as imposing liability on the Lessor and/or management company and/or anyone on its behalf in connection thereto.

16.8
In the event that the Lessee does not immediately repair any damage or breakdown as stated above, the Lessor shall be entitled, but not obligated, to repair them, and the Lessee shall bear all actual expenses incurred by the Lessor and/or management company, and shall pay them to the Lessor within 7 (seven) days from the date on which the bill issued in connection with performance of the above repairs was submitted, plus written documents attesting to the actual expenses incurred by the Lessor.

16.9	Deleted

16.10
To remove doubt, as long as there is a management company for the building, any grievance by the Lessee against the management company shall not constitute grounds for a lawsuit and/or grounds for defense by the Lessee vis-à-vis the Lessor, and likewise, any grievance by the Lessee against the Lessor shall not constitute grounds for a lawsuit and/or grounds for defense by the Lessee vis-à-vis the management company. Notwithstanding the above, it is clarified that in the event that the management company violates the management agreement, the Lessee shall be entitled to demand rectification of the violation from the Lessor.

17.	Liability

Without derogating from the Lessee’s liability pursuant to any law, the Lessee shall be solely liable for any damage and/or loss caused to persons and/or property of any person and/or legal entity during and due to performance of works at the property by the Lessee and/or subcontractors hired thereby and/or anyone on its behalf, and shall also be liable for any damage and/or loss to any person, legal entity, body or property in connection with the maintenance and/or use of the property and/or any act of commission or omission by the Lessee and/or its employees and/or visitors and/or vendors and/or anyone on its behalf.

18.	Insurance

18.1
Without derogating from the Lessee’s liability pursuant to this agreement and/or any law, prior to the commencement date for performance of adaptation works at the property, if any, the Lessee undertakes to arrange for and maintain, whether itself or via itself, contract work insurance in the name of the Lessee, contractors and sub-contractors, the Lessor and management company, as specified in the authorization for obtaining insurance appended to this agreement and constituting an integral part thereof, and marked as Appendix E-1 (hereinafter: “Authorization for Obtaining Lessee Works Insurance” and “Lessee Works Insurance” respectively). Notwithstanding the above, in the case of works at the property that do not exceed a cost of NIS 150,000, the Lessee is entitled to waive contract work insurance, provided that it submits confirmation of the Lessee’s standing insurance polices, which specify that the policies include coverage for works conducted at the property.

18.2
Without need for any demand by the Lessor, the Lessee undertakes to provide the Lessor, no later than the commencement date for performing works at the property, the authorization for obtaining lessee works insurance, which shall be signed by the insurer. The Lessee warrants that it is aware that provision of authorization for obtaining such lessee works insurance is a suspending and preliminary condition for performance of works at the property, and the Lessor shall be entitled to enjoin the Lessee from performing works at the property should the said authorization not be provided prior to the commencement date for performing the works.

The limits of liability in third party insurance arranged in the Lessee’s works insurance policy, as stated in Clause (2) of the authorization for arranging Lessee works insurance (Appendix E-1) are NIS 8,000 (eight thousand new Israeli shekels) multiplied by the property area, minimum NIS 400,000 and maximum NIS 4,000,000 per instance and cumulative during the insurance period; all the above subject to the provisions of Clause 18.17 hereunder.

18.3
Without derogating from the Lessee’s liability pursuant to this agreement and/or law, during the validity of this agreement, the Lessee undertakes to arrange and maintain the insurance policies specified in the authorization for arranging insurance appended to this agreement and constituting an integral part thereof and marked as Appendix E (hereinafter: “authorization for arranging Lessee’s insurances”) with a legally authorized and reputable insurance company (hereinafter: “Lessee’s insurance policies”).

18.4	Without need for any demand by the Lessor, the Lessee undertakes to provide the Lessor with the said authorization for arranging Lessee’s insurances duly signed by the insurer.

18.5
The limits of liability in third party insurance arranged by the Lessee, as stated in Clause (2) of the authorization for arranging Lessee works insurance (Appendix E) are NIS 14,000 multiplied by the property area, minimum NIS 1,000,000 and maximum NIS 20,000,000 per instance and cumulative during the yearly insurance period; all the above subject to the provisions of Clause 18.17 hereafter.

18.6
It is agreed that the Lessee is entitled to waive loss of income insurance, in full or in part, as specified in Clause (4) of the authorization for arranging Lessee’s insurance (Appendix E); however, the provisions of Clause 18.10 hereunder shall apply in regard to any loss of income as stated above as if the insurance for same had been taken out in full.

18.7
It is agreed that the Lessee is entitled to waive insurance, in full or in part, against broken glass as specified in Clause (1) of the authorization for arranging Lessee’s insurance (Appendix E); however, the provisions of Clause 18.10 hereunder shall apply in regard to any loss or damage due to broken glass as if the insurance for same had been taken out in full.

18.8
The Lessee undertakes that any property insurance in addition or complementary to the Lessee’s insurance policies as stated shall include a clause regarding waiver of the right of subrogation in favor of the Lessor, management company and those on their behalf. However, said waiver shall not apply in favor of a person causing damage with malice aforethought.

18.9
The Lessee undertakes to adjust insurance amounts for polices taken out pursuant to Clauses (1) and (4) of the authorization for arranging Lessee’s insurance (Appendix E), from time to time, so that they will always reflect the full value of what is insured thereby.

18.10
The Lessee exempts the Lessor, management company and those on their behalf above, as well as other lessees, tenants and other holders of rights in the building (hereinafter the other lessees, tenants and other holders of rights in the building as stated shall be jointly called: “the other holders of rights”), who, in their lease agreements or in any other agreement that grants them rights in the building, have a parallel exemption included vis-à-vis the Lessee due to damages for which it is entitled to indemnification (or was entitled to such indemnification if not for the deductibles indicated in the policies) pursuant to the insurance policies that it undertook to arrange in accordance with Clause (1) of the authorization for arranging Lessee works insurance (Appendix E-1) and Clauses (1) and (4) of the authorization for arranging Lessee’s insurance (Appendix E), provided that the exemption from liability does not apply to the benefit of a person causing damage with malice aforethought

18.11
To remove doubt, it is clarified that failure to provide confirmations of insurance in a timely fashion, as stated in Clauses 18.2 and 18.4 above, shall not derogate from the Lessee’s undertaking pursuant to this agreement, including, and without prejudice to the generality of what is stated, regarding any duty of payment applying to the Lessee. The Lessee undertakes to fulfill all its undertakings as agreed, even if it is prevented from performing works and/or receiving possession in the property and/or placing assets in the property and/or opening its business at the property due to non-provision of the authorizations when due.

18.12
Prior to the expiration date of the Lessee’s insurance policies, the Lessee undertakes to deliver to the Lessor the authorization to arrange insurance as stated in Clause 18.4 above regarding extension of their validity for an additional period. The Lessee undertakes to repeat said delivery of authorization to arrange insurance on the dates stipulated at every insurance period and as long as this agreement is in effect.

18.13
The Lessor is entitled to inspect the insurance confirmations to be provided by the Lessee as stated in Clauses 18.2, 18.4 and 18.12 above, and the Lessee undertakes to effect any change or correction required so that they conform to the Lessee’s undertakings as stated in this Clause 18 above. The Lessee warrants that the Lessor’s right of audit relative to the confirmations of insurance and its right to call for amending the Lessee’s insurance policies as specified above does not impose upon the Lessor or anyone on its behalf any obligation or any liability whatsoever pertaining to said confirmations of insurance, the quality, scope and validity of the Lessee’s insurance policies or absence thereof, and it shall not be construed as derogating from any obligation whatsoever imposed upon the Lessee pursuant to this agreement.

18.14
The Lessee undertakes to fulfill the terms and conditions of the insurance policies arranged thereby, to pay premiums in full and on time, and to ensure that the Lessee’s insurance policies are renewed from time to time as needed, and shall be in force during the entire lease period.

18.15	The Lessee undertakes to follow the reasonable safety procedures that shall be published from time to time by the lessor and/or management company.

18.16	Deleted

18.17
To remove doubt, it is hereby agreed that setting the liability limit as specified in Clauses 18.2 and 18.5 above is essentially a minimal demand imposed on the Lessee. The Lessee warrants and affirms that it shall be barred from raising any grievance and/or demand vis-à-vis the Lessor and/or the management company and/or those on their behalf regarding the said minimal liability limits.

18.18
Without prejudice to the generality as stated in Clause 17 above, the Lessee shall be liable for any claim to which it is liable to commit itself as a result of a breach or non-fulfillment of the provisions of any law or license by the Lessee or as a result of a breach of the Lessee’s undertaking in accordance with the provisions of this agreement.

18.19
Without derogating from the provisions of this agreement, and without derogating from the Lessor’s or management company’s liability pursuant to this agreement or law, the Lessor must arrange and maintain, whether via the Lessor or via the management company, during the validity of the agreement period, the insurance policies specified later on in this Clause with a lawfully certified and reputable insurance company:

18.19.1
Building structure insurance (including the property’s structure), with all its annexes and systems, for their full replacement value, as well as any of the Lessor’s or management company’s additional property located in the building structure and its surroundings, for replacement value, against loss or damage due to accepted risks in expanded fire insurance, including fire, smoke, lightning, explosions, earthquakes, storms and gales, floods, damage from liquids and pipeline ruptures, injury by vehicles, injury by aircraft, civil disturbances, strikes, malicious damage and damage from break-ins. Such insurance shall include a clause regarding waiver of the right of subrogation in favor of the Lessee and those on its behalf. However, said waiver shall not apply in favor of a person causing damage with malice aforethought. Said insurance shall not include contents of any kind, additions, improvements or expansions effected by or on behalf of or for the Lessee or other holders of rights (not via the Lessor, management company or those on their behalf).

18.19.2
Resulting (ensuing) loss insurance covering loss of rental and management fees due to damage caused to the building structure (including the leased property structure) as well as any additional property as stated in Clause 18.19.1 above resulting from the risks specified in Clause 18.19.1 above (excluding break-ins), during the indemnification period of 12 months. Such insurance shall include a clause regarding waiver of the right of subrogation in favor of the Lessee and those on the Lessee’s behalf. However, such waiver shall not apply in favor of a person causing damage with malice aforethought.

The Lessor and management company have the right to waive resulting loss insurance against loss of rental, management and parking fees (if any) as stated in this Clause 18.19.2 above, in full or in part. However, the provisions of Clause 18.20 hereafter shall apply as if said insurance were taken out in full.

18.9.3
Third party liability insurance with a liability limit of $2,500,000 per event and cumulative pursuant to the policy, covering the Lessor’s and management company’s lawful obligation due to physical injury or damage to property liable to be caused to any person’s or legal entity’s body or property whatsoever in the building and its surroundings. Such insurance shall not be subject to any restriction regarding an obligation deriving from: fire, explosions, panic, lifting devices, loading and unloading, animals, defective sanitary facilities, poisoning, any harmful element in food or drink, strikes and lockouts, obligation due to and vis-à-vis contractors and sub-contractors (of any rank) and their employees, as well as subrogation claims by the National Insurance Institute of Israel (“Bituach Leumi”). The insurance shall be expanded to indemnify the Lessee for liability resulting from acts of commission or omission by the Lessor or the management company and/or those on their behalf, and subject to a cross liability clause whereby the insurance is regarded as if it were arranged separately for each of the insured’s individuals.

18.19.4
Employer liability insurance covering the Lessor’s and management company’s obligation vis-à-vis their employees due to physical injury or work illness liable to be caused to any of them during or as a result of their work in the building and its surroundings, with a liability limit of $5,000,000 per event and in total for the insurance period. This insurance does not include any restriction regarding work at high elevation or in deep areas, working hours, lures and poisons, as well as in regard to employment of teenagers. The insurance shall be expanded to indemnify the Lessee in the event of a claim for occurrence of any work accident or illness whatsoever, since the Lessee bears employer obligations of any kind vis-à-vis any of the Lessor’s or management company’s employees.

18.20
The Lessor exempts, in the name of the Lessor and in the name of the management company, the Lessee and those acting on the Lessor’s behalf from liability for damage for which the Lessor or management company is entitled to indemnification pursuant to the insurance policies that the Lessor is required to arrange in accordance with Clauses 18.19.1 and 18.19.2 above (or would be entitled to indemnification if not for the deductibles indicated in the policies). However, such exemption shall not apply in favor of a person causing damage with malice aforethought.

19.	Transfer and Endorsement of Rights

19.1
The Lessee shall not be entitled to transfer rights in the property and rights in the agreement, or to permit any use whatsoever of the property or any part thereof to others, whether for consideration or not, directly or indirectly, without receipt of the Lessor’s express permission for same, in writing and in advance.

19.2
Notwithstanding the contents of Clause 19.1 above, it is hereby agreed that the Lessee shall be entitled to lease the property, or portion thereof via sublet, subject to providing a detailed written request to the Lessor 30 days in advance and receiving the Lessor’s approval in advance and in writing. The Lessor shall not refuse, unless on reasonable grounds, and provided that the nature of the Sub-Lessee’s activity conforms to the nature of the building and uses permitted in the urban building plan. The Sub-Lessee shall assume all provisions of this agreement, including provisions of parking lot procedures and of the management company for the building in which the property is located.

It is hereby clarified that in any event, the Lessor shall continue to bear all of its debts and obligations pursuant to this agreement in regard to the entire property area, and it shall be a guarantor for fulfillment of all the provisions of this agreement by the Sub-Lessee.

A signed sublet agreement shall be provided to the Lessor immediately following signature thereof.

19.3
Without derogating from the contents of Clause 19.1 above, it is agreed that the Lessee shall be entitled to find a substitute lessee for the property pursuant to the terms and conditions of this agreement, subject to fulfillment of all the conditions below, in aggregate:

(1)
The substitute lessee’s identity and its purpose for leasing shall be approved by the Lessor 60 days in advance and in writing, and the Lessor shall not refuse to provide its approval except on reasonable grounds;

(2)
The substitute lessee shall assume, in an explicit agreement to be drawn up between it and the Lessor, in advance and in writing, all provisions, terms and conditions of this agreement regarding leasing of the property and shall provide the Lessor, in their entirety and on their due dates, all the payments and collateral associated therewith;

(3)
As part of the collateral to be provided to ensure fulfillment of the provisions of the lease agreement, the substitute lessee shall deposit with the Lessor an autonomous and unconditional bank guarantee for an amount equal to the rental and management fee, plus VAT, for 6 months of leasing the property as collateral for the substitute lessee’s compliance with all provisions of the lease agreement to be concluded between it and the Lessor, as stated above, in their entirety and on their due dates.

It is also hereby agreed that in the event and inasmuch as the Lessee shall ask to bring in a substitute lessee for lease of the property in the Lessee’s stead, as specified in this sub-Clause above, the Lessor shall be entitled, after receiving the particulars of the proposed substitute lessee, and at the Lessor’s sole discretion, to notify the Lessee regarding early termination of the lease period pursuant to this agreement, such that the Lessee’s lease of the property shall conclude within 2 (two) months from the date on which the Lessor receives the proposed substitute lessee’s particulars, or on another date, provided that this is agreed upon in writing between the parties. To remove doubt, it is hereby clarified and agreed that in such a case, the Lessor shall be entitled to lease the property immediately upon the early termination of the lease period, to any person and/or entity, at its sole discretion. The Lessee agrees to everything stipulated in this Clause above and hereby waives any grievance and/or claim in connection with early termination of the lease period as stipulated in this Clause above.

19.4
The Lessor shall be entitled to sell and transfer its rights in the lot and/or structure and/or in any of its units, including the leased property or any part thereof and/or its rights pursuant to the agreement, or mortgage or pledge them with no need for the Lessee’s prior consent, provided that the Lessee’s rights pursuant to the agreement and/or any law are not infringed, and the provisions of this agreement shall apply to the parties mutatis mutandis.

19.5
Without derogating from the above, the Lessor shall be entitled to transfer, assign, endorse and mortgage in favor of another person all its rights to rental fee subject of the agreement, and the Lessee shall act pursuant to and in accordance with written instructions to be provided thereto in this matter by the Lessor.

20.	Material Clauses and Agreed Advance Compensation

20.1
It is hereby agreed that the provisions of Clauses 8.1, 9, 10, 11, 12.1, 13, 14, 15.1, 15.2, 15.3, 15.8, 16.3, 16.4, 18, 19.1 and 22 are the primary and materiall clauses of this agreement as this term is defined pursuant to the Contracts Law (Remedies for Breach of Contract) – 1970. A breach of any or all of these clauses shall be regarded as a material breach as this term is defined pursuant to the Contracts Law (Remedies for Breach of Contract) – 1970.

20.2
A breach of the provisions of Clauses 9, 10, 11, 12.1, 14, 16.4, 18 and 22 of this agreement shall confer upon the Lessor, in addition to all redress and remedies granted thereto, a right to compensation agreed upon and calculated in advance, in the amount of the rental and management fee for the property covering 4 months of rent, plus VAT, as shall apply from time to time (hereinafter: “the agreed compensation”). The agreed compensation shall be linked to the index from the basic index until the index prevailing at the time of actual payment. The parties hereby warrant that the amount of agreed compensation is proper and reasonable, and it was determined by them according to damages that they expect in the event of a material breach of the agreement.

20.3
Without derogating from the Lessee’s undertakings pursuant to this agreement, it is hereby agreed that a delay by the Lessee in payment of the rental fee and/or any other payment imposed thereon pursuant to this agreement shall bear interest for delay as defined in this agreement, starting from the fourth day of said delay in payment, and all in addition to and without derogating from all redress and remedies granted thereto pursuant to this agreement and/or pursuant to any law. Furthermore, and without prejudice to the above, it is hereby agreed that in the event that the Lessee is late in paying the rental fee and/or any other payment required thereby to the Lessor pursuant to this agreement, the Lessee shall effect these payments according to the dollar exchange rate prevailing on the actual date of payment, but in any case, according a dollar exchange rate of not less than the higher of the dollar exchange rates prevailing on the date determined and intended for the relevant payment pursuant to the provisions of this agreement or the minimum rate as defined above.

21.	Revocation of the Lease and the Agreement

Without derogating from the Lessee’s lawful rights, the Lessee hereby agrees and undertakes that notwithstanding the provisions of this agreement in regard to the lease period, the Lessor shall be entitled – but not obligated – to revoke this agreement and evict the Lessee from the property by unilateral and written notice of 30 days in advance, provided that the Lessee was given an opportunity of 14 days to rectify the breach in any of the instances specified below:

21.1	If the lessee breaches and/or fails to fulfill punctually any of the terms and conditions and/or undertakings pursuant to the fundamental clauses.

21.2	The Lessee commits a breach of the agreement that is not a fundamental breach and fails to rectify it within 30 days from the date it was required to do so.

21.3
If a receiver and/or liquidator (including temporary ones) is appointed for the Lessee and/or its assets, wholly or partially, and/or its business and/or if it is declared bankrupt and/or a motion for injunction was filed against it pursuant to Section 350 of the Companies Law – 1999 or for seizure of a material portion of its assets, as the case may be.

In each of the instances above, the provisions of Clause 22 hereunder shall apply.

22.	Vacating the Property

22.1
The Lessee hereby undertakes to vacate the property at the conclusion of the lease period or upon lawful revocation of this agreement, for any reason, whichever is earlier, as the case may be, and to restore the property to the exclusive possession of the Lessor or to whomever the Lessor shall designate. The property shall be clean, orderly, repainted in a “Supercryl” color (in the shade in which the Lessee received the property), free of all persons, effects and systems therein, and in good and proper condition, except for reasonable wear and tear. Notwithstanding the above, in regard to facilities and systems that were installed in the property, these facilities shall be left behind in the property by the Lessee, as specified in Sub-Clause 22.2 hereafter. All works involved in implementation of the above shall be performed prior to the conclusion of the lease period or revocation thereof pursuant to this agreement, and in accordance with instructions from an engineer on the Lessor’s behalf, and in any event, without harming the structure and/or systems therein and/or regular activity by the building’s tenants. It is agreed that disconnection of the Lessee’s servers from the property shall be effected via advance coordination with the Lessor’s IT staff, subject to all their instructions, and in any event, cables shall not be cut, so that disconnecting the servers does not cause any damage to the property and/or wiring in the property.

22.2
Unless agreed otherwise in writing between the parties, it is hereby agreed that all the modifications and/or adjustments and/or renovations and/or facilities and/or systems and/or annexes that are not mobile facilities that shall be performed and/or installed in the property by the Lessee and/or Lessor, and all other hookups to the property (hereinafter: “the facilities”) shall revert to the sole disposal and ownership of the Lessor upon conclusion of the lease period or agreement, including with substitute lessees. The Lessee undertakes not to mortgage or confer to a third party any right whatsoever in the stated facilities and systems. The Lessee hereby waives any grievance in connection with the above. Nothing in the above shall be construed as derogating from the Lessor’s right to demand from the Lessee evacuation, clearance, removal or performance of any action whatsoever in order to restore the property’s condition as it was on the delivery date, and the full cost of the works involved therein shall apply to the Lessee. To remove doubt, it is clarified that none of the above shall be construed as allowing the Lessee to effect any modification whatsoever that is contrary to the provisions of this agreement.

22.3
In addition, and without derogating from the remedies and redress granted to the Lessor pursuant to the provisions of this agreement and/or provisions of law, the Lessee hereby undertakes that if it does not vacate the property and does not deliver it to the Lessor as required in Sub-Clause 22.1 above, the Lessee shall pay to the Lessor a usage fee agreed upon and calculated in advance, in a shekel amount equal to the product of the daily rental fee multiplied by 2, for every day of delay, without any need to prove damages. This amount shall be linked to the index from the basic index until the index prevailing at the time of actual evacuation. The parties agree that this amount constitutes agreed and fair compensation to the Lessor over any other remedy and/or a higher rate of compensation, including compensation that the Lessor shall be charged with, if any, vis-à-vis any substitute lessee. Moreover, in the event that the property is not vacated, the Lessee shall bear all applicable legal expenses for its removal from the property and for collection of the amounts due to the Lessor in connection with failure to vacate, including, but not limited to, fees for expert opinions and attorney fees, including interest and linkage differentials deriving from these expenses. Without derogating from the above, it is clarified that until the property is cleared of all the effects and facilities that the Lessee is required to remove and the property is delivered to the Lessor, as required in Sub-Clause 22.1 above, including in the event that negotiations are conducted between the parties regarding extension of the lease period and/or amendment of any terms and conditions of the lease agreement, the Lessee, in addition to any other remedy, shall be liable for all the undertakings and payments applicable thereto pursuant to this agreement during the lease period, including, but not limited to, rental fee (at the higher amount between the basic rental fee and the adjusted rental fee), municipal taxes (“arnona”), management fee, electricity et al. It is clarified that nothing in the above shall be construed as constituting confirmation of any kind to the Lessee, even if implied, not to vacate the property on the conclusion date of the lease period as specified in Clause 22.1 above.

22.4
In the event that the Lessee does not remove the movable effects and/or facilities that it is required to remove, or any portion thereof as stipulated, the Lessor shall have the right and option to disassemble, remove or store them, all at the Lessee’s expense and responsibility or, alternatively, to take possession thereof with no obligation to pay indemnification and/or compensation and/or a refund and/or any other payment, and the Lessee waives any grievance in connection therewith. Without derogating from what is stated anywhere else, in the event that the agreement is concluded due to a breach thereof by the Lessee and/or if the Lessee continues to owe any monies whatsoever that it was obligated to pay on the strength of this agreement, including – but not limited to – municipal tax, electricity and rental fee, in any event the Lessor shall have right of lien in the facilities. If the Lessor demands removal of the effects and/or facilities and all or some of them have not been removed, then, for the purpose of paying appropriate usage fee as stipulated in Clause 22.3 above, the Lessee shall be regarded as having failed to vacate the property inasmuch as the Lessee does not dismantle and remove all effects and facilities from the property or restore the property to its condition as it was on the delivery date.

23.	Collateral

23.1
In the event that the joint rate for the holdings of Yehuda Zisapel and Zohar Zisapel, directly or indirectly, drops below 25% of the Lessee’s total allotted shares, which serve as collateral for fulfillment of all the Lessee’s undertakings pursuant to this agreement, in full or in part, the Lessee shall, immediately upon such change in the holdings rate, deposit with the Lessor an autonomous, unconditional and seizure-exempt bank guarantee, in full or in installments, at any time and without justification, for an amount in shekels equal to six (6) months’ rent, including rental fees, management fees and VAT, at their rate pursuant to this agreement on the issue date of the bank guarantee (hereinafter: “the guarantee” or “the collateral”).

The guarantee shall be as per the wording appended as Appendix F to this agreement and shall be linked to the Consumer Price Index. Validity of the guarantee shall be for the entire duration of the lease period, plus 3 months. The guarantee shall have the required amount of stamps duly affixed, and all expenses for issuance of the guarantee shall apply to the Lessee only.

In the event that the guarantee or portion thereof is seized, the Lessee undertakes, immediately following such seizure, to deposit an additional guarantee in the wording and pursuant to the terms and conditions above.

23.2	Without derogating from other provisions of this agreement, the Lessor shall be entitled to utilize the collateral, wholly or partially, as it chooses, as follows:

23.2.1
Should the property not be vacated on the obligatory date, the Lessor shall be entitled to utilize the collateral in full or in part, and in a manner such that the monies to be paid shall be regarded, inter alia, as the agreed advance and calculated compensation as stipulated in this agreement.

23.2.2
In the event that any payment owed by the Lessee pursuant to this agreement or the management agreement is not effected, the Lessor shall be entitled to utilize the collateral in the amount of the payment due, plus linkage differentials, fines, interest for delay and any other expenses paid by the Lessor.

In the event that such non-payment constitutes a material breach of this agreement, the Lessor shall be entitled to utilize the collateral up for up to any amount due to the Lessor pursuant to this agreement.

23.2.3
In the event of damage or loss to the property and/or its contents attributable to the Lessee pursuant to this agreement and/or the management agreement, the Lessor shall be entitled to utilize the collateral for up to the amount required for repair thereof. “Repair” also means: Including replacement.

23.2.4
In any case of material breach of this agreement that is not rectified within 7 days, and in the case of a non-material breach that is not rectified within 14 days from the date on which the Lessee received written notice thereof from the Lessor and/or management company and/or those on their behalf.

23.3
Provision of the collateral pursuant to this clause, and/or utilization of any portion thereof shall not constitute a waiver by the Lessor and/or management company of their right to other remedies against the Lessee, whether the remedies are explicit in the body of this agreement or management agreement, or the remedies available to the Lessor are on the strength of any law, and shall not limit the amount of compensation or damages that the management company and/or Lessor shall be entitled to claim and/or collect from the Lessee.

24.	Acting as Owner – Repossession of Property by Lessor

Without derogating from the validity of the provisions of this agreement, and in addition to all remedies and redress available to the Lessor pursuant to this agreement and/or any law, it is hereby agreed as follows:

24.1
Upon conclusion of the lease period and/or in any event of lawful expiry or revocation of this agreement and/or in any event that the Lessee terminates its activity at the property or abandons the property, whichever is earlier, the Lessee shall be entitled to act as owner of all or any part of the property.

24.2
In the event that the Lessee does not vacate the property upon conclusion of the lease period and/or lawful expiry or revocation of this agreement and/or in any event that the Lessee terminates its activity at the property or abandons the property, whichever is earlier, the Lessee shall be regarded as trespassing on the Lessor’s territory in the property or any part thereof, and as a “fresh intruder”, starting from the date on which it is obligated to vacate the property as stated until actual evacuation thereof. In such cases, as well as any case in which the Lessee terminates its activity at the property or abandons the property, the Lessor shall be entitled and permitted to prevent the Lessee or any of its associates and/or anyone on its behalf from entering the property and making use thereof or any part thereof. Furthermore, the Lessor shall be entitled and permitted, inter alia, to use reasonable force, replace the lock at the property, disconnect and/or order disconnection of the electricity, water, telephones, gas, air conditioning and any other utility or service, and to prevent from the Lessee access and entry to the property, including the building.

24.3
The Lessee hereby gives its consent to the Lessor to perform all the actions specified in Clauses 24.1 and 24.2 above. The Lessor shall not be liable for any damage of any kind incurred by the Lessee or those on its behalf or the property of same, if any, in connection with the Lessor’s actions as stated, and the Lessee shall have no grievance or claim in connection with such actions by the Lessor, even if damages were incurred by the Lessee as a result. Moreover, the Lessee shall pay to the Lessor all expenses and damages incurred by the Lessor or those on its behalf in connection with the actions as stated above.

25.	Miscellaneous

25.1	The headers in this agreement have been added for the sake of convenient perusal and use only, and they shall not be construed as instructive regarding the content and interpretation of the agreement.

25.2	The appendices attached to this agreement constitute an integral part thereof.

25.3
In the event that one of the parties to the agreement, following prior written notice of seven (7) business days to the other, pays any amount whatsoever for which duty of payment thereof rests with the other party by the power of any law or by virtue of the provisions of this agreement, the party owing such payment shall refund the paying party for the amount paid thereby, with the addition of interest for delay from the payment date thereof by the paying party until the date of actual refund thereof by the indebted party.

25.4	The parties have selected the City of Tel Aviv-Jaffa as the sole and exclusive venue of jurisdiction for the purposes of the provisions of this agreement.

25.5	Any change or amendment or waiver in the agreement or any of its terms and conditions shall be effected in writing and signed by the parties.

25.6
Consent by the Lessor and/or the Lessee to a deviation from the terms and conditions of the agreement shall not serve as a precedent and/or constitute any kind of waiver nor shall it be inferred in any other case.

25.7	Deleted

25.8
The parties’ addresses for purposes of the agreement are as indicated in the Preamble, and all notices to be delivered pursuant to the agreement or in connection therewith shall be in writing and delivered by hand or by registered mail to these addresses. If a notice is sent by registered mail, it shall be regarded as having been delivered to the addressee’s attention and for disposal thereof within 72 hours from the date on which it was dispatched.

25.9
It is clarified and agreed that the Lessee shall not be entitled to register the lease pursuant to this agreement at the Land Registration Bureau, and that the Lessee shall not be entitled at any time whatsoever to file a warning note by virtue of its rights pursuant to this agreement. Any action by the Lessee in contravention of the provisions of this clause shall constitute a material breach of the agreement.

25.10
This agreement fully encompasses and faithfully reflects what has been agreed upon between the parties. Any representation and/or undertaking and/or agreement and/or protocol and/or publication and/or declaration shall have no validity unless they are expressed in this agreement. Any representation and/or agreement and/or undertaking preceding this agreement are hereby null and void. The parties warrant that they have reached this agreement based on investigation and inspection, and no party has acted on the basis of any information unless it is explicitly stated in this agreement.

25.11
Notwithstanding everything stated elsewhere in this agreement, in any event, the Lessor and/or management company shall not be liable, pursuant to this agreement, for indirect and/or collateral damages, except in the case of an act with malice aforethought and/or acts of malicious omission by the Lessor and/or the management company and/or those on their behalf.

25.12
The parties hereby undertake to maintain total and absolute confidentiality regarding all terms and conditions of this agreement and its appendices, especially, but not limited to, the rental fee amount, the costs associated with the lease and the lease period, as well as any information in connection with companies of the Rad-Binat group obtained thereby in the framework of negotiations for concluding this agreement and/or following signature thereof, and that is not in the public domain (hereinafter: “the confidential information”), and not to transfer or disclose it to any third party, unless and only if it is required by law or a competent authority. In such a case, the party shall notify the other immediately upon receipt of the demand for disclosure of the confidential information and prior to disclosure thereof.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

Radcom Ltd., Company No. 52-004345-6.	Zisapel Properties (1992) Ltd., Private Company No. 51-174168-8

/s/ Gilad Yehudai	/s/ Zisapel Properties (1992) Ltd
Name: Gilad Yehudai
Title: Chief Financial Officer

Klil and Michael Properties (1992) Ltd., Private Co. No. 51-174159-7
/s/ Klil and Michael Properties (1992) Ltd